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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                Contact:
                                                     Maria Duey
                                                     313-792-5500



                           MASCO CORPORATION ANNOUNCES
            A REDUCTION IN ANTICIPATED EARNINGS FOR 2006 AS A RESULT
                  OF THE ACCELERATED DECLINE IN HOUSING STARTS



         Taylor, Michigan (September 20, 2006) -- Masco Corporation (NYSE: MAS) today announced lower earnings expectations for 2006. "A softening of incoming orders for building products and services in recent weeks, along with a forecasted deeper than expected decline in year-over-year single family housing starts for the last four months of 2006, currently projected to approximate twenty percent, are expected to result in the Company's third quarter sales being approximately flat, and fourth quarter sales being down low-to mid-single digits compared to the third and fourth quarters of 2005, respectively. Accordingly, full year earnings, excluding costs and charges related to profit improvement programs and any other items, may be closer to $2.25 to $2.30 per common share rather than our most recent guidance of the lower end of the range of $2.40 to $2.50 per common share," said Richard A. Manoogian, Chairman and Chief Executive Officer of Masco Corporation.

         The Company will host a conference call today at 9:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (719) 457-2645 (confirmation #4017834). The conference call will be webcast simultaneously on the Company's website at www.masco.com. A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #4017834) approximately two hours after the end of the call and will continue through September 27, 2006.

         Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.

         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or under the Investor Relations section of Masco's website at www.masco.com.

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         Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as housing starts, commodity costs, interest rate fluctuations, changes in consumer spending and other factors over which management has no control. The Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. Additional information about the Company's products, markets and conditions, which could affect the Company's future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


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                                MASCO CORPORATION
                               BUSINESS HIGHLIGHTS



o At the beginning of August we indicated that our earnings, excluding costs and charges related to profit improvement programs and any other items, would be closer to the lower end of our guidance of $2.40 to $2.50 per common share based on an increased forecasted decline for full-year housing starts of eight percent.

o While August sales and earnings approximated our expectations, in September we have experienced a significant softening of incoming orders for building products and services.

o Last week, a number of industry sources lowered their annual forecasts for housing starts to an approximate 12 percent decline from their previous July forecasts of an approximate eight percent decline. Based on actual housing starts for the first eight months of the year this would imply a decline of approximately 20 percent for the remaining four months of 2006.

o As a result of this revised forecast and information we are receiving from our own customers, we are also forecasting an increased decline of at least 12 percent in housing starts for this year. We have previously stated that a one percent change in housing starts impacts our annual earnings per share by approximately two and a half cents.

o Based on this change in forecast and given that we have also seen some modest softening in sales of larger ticket items on the consumer side of our business, we now anticipate that our third quarter sales will be approximately flat, and fourth quarter sales will be down approximately low- to mid-single digits as compared to the third and fourth quarters of 2005, respectively. Our full-year earnings, excluding costs and charges related to profit improvement programs and any other items, may approximate $2.25 to $2.30 per common share versus our most recent guidance of the lower end of the range of $2.40 to $2.50 per common share.